Exhibit 10.3

2/2/2024

Promotion: Nick Caezza

Dear Nick:

On behalf of Butterfly Network, we are pleased to notify you that effective 2/1/2024, you will be promoted to Deputy General Counsel. Your annual base salary will be $280,000 to be paid bi-weekly, less required deductions, and your new bonus target will be 30%. In addition, you will be granted an award of 92,800 Restricted Stock Units (RSUs) of Butterfly Network stock to be granted on 3/1/2024. Your RSUs will vest over a four-year period with 25% vesting on the one-year anniversary of your grant date, and 6.25% vesting each quarter thereafter.

We would like to thank you for your hard work and dedication to Butterfly, and wish you continued success in 2024!

Sincerely,

/s/ Maya McLean Palo

Maya McLean Palo
Senior Director, People

Exhibit 10.3
Butterfly Network, Inc.